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                                                                     Exhibit 5.1

August 31, 2000

SystemOne Technologies Inc.
8305 N.W. 27th Street, Suite 107
Miami, Florida  33122

         RE: OFFERING OF SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-3
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Gentlemen:

         We have acted as counsel to SystemOne Technologies Inc., a Florida corporation, formerly known as Mansur Industries Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of and aggregate of 1,864,714 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), (i) 579,000 shares of which are initially issuable upon the conversion of the Company's outstanding shares of Series D Convertible Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock") at a price of $3.50 per share, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Series D Preferred Stock as a result of in-kind dividend payments and/or adjustments to the conversion price (collectively, the "Shares"); (ii) 571,428 shares of which are initially issuable upon exercise of warrants issued by the Company on May 2, 2000 (the "May Warrants") plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the May Warrants as a result of anti-dilution provisions ("May Warrant Shares"); and (iii) 714,286 shares of which are initially issuable upon exercise of warrants issued by the Company on August 7, 2000 (the "August Warrants" and collectively with the May Warrants, the "August Warrants") plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the August Warrants as a result of anti-dilution provisions ("August Warrant Shares" and collectively with the May Warrant Shares, the "Warrant Shares").

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Articles of Incorporation and By-Laws, as amended, of the Company as currently in effect, (b) the Registration Statement, (c) the Certificate of Designations for the Preferred Stock, (d) the Warrants, (e) certain resolutions adopted by the Company's Board of Directors, (f) the Series D Convertible Preferred Stock and Warrant Purchase Agreement, pursuant to which the Series D Preferred Stock and Warrants were issued and (g) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Florida.

         2. The Shares and Warrant Shares have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Series D Preferred Stock in accordance with the terms of the Certificate of Designation respecting the Series D Preferred Stock or exercise of the Warrants, as the case may be, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Greenberg Traurig, P.A.

                                              GREENBERG TRAURIG, P.A.